Discussion Material Prepared for

Meeting with the Special Committee of the Board of Directors of Shanda Interactive Entertainment Limited

Project World

November 22, 2011

Strictly Private & Confidential

Notice to Recipient

Confidential

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is a registered broker-dealer and member of FINRA and SIPC, and, in other jurisdictions, locally registered entities.

Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the “Company” or “Shanda”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates.

Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation. We have adopted policies and guidelines designed to preserve the independence of our research analysts. These policies prohibit employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States.

We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2011 Bank of America Corporation.

Strictly Private & Confidential

Transaction Overview

Strictly Private & Confidential

Transaction Overview

Executive Summary

Background to Merrill Lynch’s Engagement

??On October 27, 2011, Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) was engaged by the Special Committee of the Board of Directors (the “Special Committee”) of Shanda Interactive Entertainment Limited, a Cayman Island exempted limited company (“Shanda” or the “Company”), to act as exclusive financial advisor to the Special Committee in connection with the Company’s receipt of a “going-private” proposal from a buyer group (defined herein as the “Buyer Group”)(1) on October 15, 2011

??Merrill Lynch was also requested to provide an opinion to the Special Committee as to whether or not the per share consideration to be paid by the Buyer Group in the merger was fair from a financial point of view to the holders of shares (other than the Buyer Group) of the Company

Limitations of Strategic Alternatives

??The Special Committee and its advisors considered exploring potential strategic alternatives to the Buyer Group’s offer

??However, given that the Buyer Group currently owns c.69.2% of the outstanding ordinary shares (on a fully diluted basis) of the Company and it reconfirmed on November 8, 2011 that none of its members: (i) would consider selling their shares or (ii) was willing to entertain discussions with any potential third party investors who may be interested in participating in the Transaction, as per guidance from its legal counsel, the Special Committee concluded that it would not pursue a market sounding exercise

??Such an exercise would serve only to create an artificial process when the reality is there is no true “market” to shop the Company

??It was also concluded by the Special Committee that it would not require a “go-shop” clause in the merger agreement

Merrill Lynch’s Focus

??Merrill Lynch’s focus was therefore on evaluating the fairness of the per share merger consideration to be paid by the Buyer Group in the merger from a financial point of view based on the standard valuation methodologies

??It should be noted that Merrill Lynch was not advising the Special Committee on the appropriateness of the conditionality of the financing of the merger consideration

(1) Buyer Group consists of Mr. Tianqiao Chen (Chairman of the Board, Chief Executive Officer and President of Shanda), Ms. Qianqian Luo (non-executive director of Shanda) and Mr. Danian Chen (Chief Operating Officer and director of Shanda)

Strictly Private & Confidential

Transaction Overview

Summary of Selected Transaction Terms as of November 21, 2011

Bidding Parties

??Buyer Group has entered into an agreement to pursue the acquisition of Shanda in a “going-private” transaction (the “Transaction”) subject to Rule 13e-3 under the U.S. Securities Exchange Act of 1934

??Buyer Group currently owns c.69.2% of the outstanding ordinary shares on a fully diluted basis

Offer Price and Financing

??Offer price of $41.35 per American Depositary Share (“ADS”) in cash for each outstanding ADS not held by the Buyer Group (each ADS represents two ordinary shares of the Company)

??Transaction consideration to be financed by a $180 million term loan facility from JP Morgan (conditioned on Company having $100 million, in RMB, in onshore JP Morgan escrow account), $491 million of existing cash at Shanda, and cash from the Buyer Group

??A significant portion of the cash will be made available in the form of a special dividend from Shanda Games Limited (“Shanda Games”), a listed subsidiary of the Company; Buyer Group will cause its directors and officers to use best efforts to convene board meeting of Shanda Games to declare a special dividend within 20 days of signing

??Buyer Group’s obligation to close the Transaction is conditioned on the Company having $100 million of available, unencumbered cash to be held in an escrow account by JP Morgan

??Our analysis assumes among other matters that the above sources of cash will be available and the conditions in the merger agreement will be satisfied in accordance with their terms

Structure

??Buyer Group has formed an acquisition vehicle, Premium Lead Company Limited (the “Parent”), for the purpose of pursuing the Transaction

??Shanda to be merged with New Era Investment Holding Ltd. (the “Merger Sub”), a wholly owned subsidiary of Parent

??Following the merger, Shanda shall be the surviving corporation

Certain Terms & Conditions

??Shareholder vote of at least two-thirds of shares present and voting

??The Company, upon receipt of an unsolicited bona fide proposal or offer from a third party, may furnish information to and enter into discussions with such third party

??Termination fees are as follows:

??Company termination fee of $10,000,000

??Parent termination fee of $25,000,000 for willful material breach, $18,000,000 for failure to secure an approval of the dividend from the board of directors of Shanda Games within 20 days, $10,000,000 in all other instances

Governing Law

??Merger Agreement to be governed by the laws of the State of New York

??Arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre

Source: Company public filings, Draft Merger Agreement dated November 21, 2011

Strictly Private & Confidential

Transaction Overview

Transaction Summary

Summary of Transaction Value

(Amounts in US$ millions except per share data)

Implied Valuation	
Offer price per ADS	$41.35
Total ADS outstanding (mm)[1]	54.6
Implied Equity Value[1]	**$2,258**
Adjustment for net debt:	
Debt[2]	219
Cash[3]	(1,379)
Non-controlling interests	365
Net Debt / (Cash)	(795)
Implied Enterprise Value	**$1,463**

Implied Transaction Multiples[4]	Amount	Multiple
2012E Net Income	95.2	23.7x
2013E Net Income	113.4	19.9x

Implied Premiums to Historical Stock Prices

	Price (US$)	Offer Price Premium / (Discount)
Buyer Group Offer Price	$41.35	-
Current (11/18/2011)	39.40	4.9%
Unaffected Price (10/14/2011)	33.48	23.5%
VWAP (Before 10/17/2011)		
1-Week	$32.54	27.1%
1-Month	32.62	26.8%
3-Month	33.21	24.5%
6-Month	38.80	6.6%
12-Month	40.35	2.5%

Indicative Sources & Uses[5]

Sources (US$ mm)	Amount	% of Total
Rollover Equity	1,562	69.2%
Available Cash from the Company	491	21.7%
JP Morgan Term Loan Facility	180	8.0%
Cash Contribution from the Buyer Group	25	1.1%
Total	**2,258**	**100.0%**

Uses (US$ mm)	Amount	% of Total
Minority Shareholders	678	30.0%
Option Holders	18	0.8%
Rollover Equity	1,562	69.2%
Total	**2,258**	**100.0%**

Source: Factset, Company SEC filings, Company management, draft merger agreement dated November 21, 2011
(1) *Based on fully diluted number of shares. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method*
(2) *Includes short term loans*
(3) *Includes cash, cash equivalents, restricted cash, short-term investments and marketable securities. Cash balance pro forma for cash spent on share repurchases since September 30, 2011*
(4) *Multiples based on Company management projections*
(5) *Illustrative analysis only, excludes fees and expenses*

Strictly Private & Confidential

3

Bank of America Merrill Lynch

Process and Market Update

Strictly Private & Confidential

Process and Market Update

Summary of Meetings as of November 21, 2011

Date Description Participants Topics of Discussion

Oct 29, 2011 Kick-off Call SC, Weil, BofAML ? Map out timeline and general process

? Determine plan of action regarding due diligence, certain deliverables and future SC meetings

Nov 4, 2011 Meeting between JPM, BofAML ? Discuss JP Morgan and Buyer Group’s preliminary valuation analysis financial advisors and rationale for their offer price

? Discuss financing, timeline and Buyer Group’s intentions

? Discuss protocols for the process going forward Nov 7, 2011 Call with Chairman JH, Weil, BofAML ? Discuss process update and next steps of Special ? Review JP Morgan’s valuation analysis Committee

Nov 8, 2011 Meeting between Weil, S&S ? Discuss certain issues in the draft merger agreement (circulated by legal advisors S&S on Nov 2, 2011) Nov 8, 2011 Call between BofAML, JPM ? Discuss Q&A items for Buyer Group financial advisors

Weeks of Oct 31 Ongoing Due Company, BofAML ? Management presentation and Nov 7, 2011 Diligence ? Business and financial due diligence

? Due diligence is ongoing

Strictly Private & Confidential

Process and Market Update

Summary of Meetings as of November 21, 2011 (Cont’d)

Date Description Participants Topics of Discussion

Nov 11, 2011 Call with Chairman JH, Weil, BofAML ? Discuss process update and status of due diligence of Special Committee

Nov 13, 2011 Meeting with SC, BofAML, Weil, MC ? Discuss process update Special Committee

? Discuss valuation methodologies and preliminary valuation analysis

? Review certain terms of the merger agreement

? Discuss fiduciary duties under Cayman Islands law and mandate of Special Committee

Nov 18, 2011 Call with Chairman JH, Weil, BofAML ? Discuss process update and status of due diligence of Special ? Update on valuation analysis Committee

Nov 20, 2011 Meeting with SC, BofAML, Weil ? Discuss process update Special Committee

? Update on valuation methodologies and preliminary DCF valuation analysis

? Update on merger agreement negotiations

Nov 20 – 21, Meeting with Buyer SC, Buyer Group, ? Merger agreement negotiations 2011 Group BofAML, Weil, JPM, S&S

Strictly Private & Confidential

Process and Market Update

Shanda Last Twelve Months ADS Performance

Intraday 52 week 10/14/2011 1 week 1 month 2 months 3 months 6 months 9 months 12 months Low High Stock Price $33.48 $32.37 $35.42 $33.40 $37.28 $43.96 $40.28 $39.96 $28.44 $54.20 Price Unaffected Stock Price Performance 3.4% (5.5%) 0.2% (10.2%) (23.8%) (16.9%) (16.2%) 17.7% (38.2%) rebased to Volume Shanda (US$) (‘000) December 2, 2010 April 19, 2011

55 August 31, 2011 October 17, 2011 1,600 Cloudary Corporation applied June 1, 2011 Signed a media to the US Securities and Shanda announces Buyer Group offer cooperation framework Shanda announces first second quarter 2011 announced with Xinhua News Agency Exchange Commission for an quarter 2011 results IPO results 1,400

50 June 22, 2011

Shanda Games announced plans to acquire iPhone’s game 1,200 appliance developers to boost its web game department 45 1,000

Offer price of Buyer Group $41.35

40 800

March 1, 2011

600

35 Shanda announces 2010 annual results

400

30

200

25 0

18-Nov-10 14-Dec-10 7-Jan-11 2-Feb-11 28-Feb-11 24-Mar-11 19-Apr-11 13-May-11 8-Jun-11 4-Jul-11 28-Jul-11 23-Aug-11 16-Sep-11 12-Oct-11 7-Nov-11

Source: Factset as of November 18, 2011, Company public filings

Strictly Private & Confidential

Valuation Analysis

Strictly Private & Confidential

Valuation Analysis

Summary Valuation Analysis

Implied Price Per ADS


(US$)
$60.00
$50.00
$40.00
$30.00
$20.00
Buyer Group Offer Price: US$41.35
$34.85
$26.14
$35.31
$24.92
$35.01
$32.77
$34.72
$32.92
$35.86
$31.73
$35.00
$32.59
$43.52
$40.18
$42.08
$38.84
$46.05
$42.50
$40.34
$30.13
$54.20
$28.44

Valuation Method	Selected Trading Multiples Analysis		Discounted Cash Flow Analysis				Selected Precedent Premiums Analysis			Broker Research[2]	Market Valuation
	2012E P/E	2013E P/E	Management Case	Sensitivity Based on Mid-Point of Management Case[1]			1-Day	1-Week	1-Month		
Metrics	2012E Net Income US$95 mm	2013E Net Income US$113 mm	WACC: 16.0% – 17.0%	Revenue Growth	EBIT Margin	Capex / Revenue	$33.48	$32.37	$35.42	Discounted Price Targets of $35.10 – $47.00	52-Week High/Low[3]
Implied Range	15.0x – 20.0x	12.0x – 17.0x	Terminal Growth Rate 4.5% – 5.5%	+/- 3.0% annually	+/- 2.0% annually	-/+ 1.0% annually	20% - 30%	20% - 30%	20% - 30%	16.5% 1 Year Cost of Equity	$28.44 – $54.20

Source: Company management projections, Company SEC filings, Wall Street equity research, Bloomberg, Dealogic and Factset

Note: ADS price calculated based on fully diluted number of ordinary shares. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

(1) Mid-point of Management Case based on WACC of 16.5% and terminal growth rate of 5.0%. For detailed assumptions for each case, please refer to Appendix: "Weighted Average Cost of Capital"

(2) Represents broker estimates post announcement of going-private proposal by Buyer Group. Assumes 16.5% cost of equity per mid point of DCF valuation range to achieve the price target.

(3) Intra-day high and low as of November 18, 2011

Strictly Private & Confidential

7

Bank of America Merrill Lynch

Valuation Analysis

Summary Historical Financials and Projections

Fiscal Year Ending December 31,

(RMB mm) 2009A 2010A 2011E 2012E 2013E 2014E 2015E

Revenue 5,235 5,572 6,968 7,887 9,409 10,942 12,781

% Growth 46.7% 6.4% 25.0% 13.2% 19.3% 16.3% 16.8%

Gross Profit 3,758 3,419 3,998 4,758 5,568 6,375 7,265

% Margin 71.8% 61.4% 57.4% 60.3% 59.2% 58.3% 56.8%

Operating Expenses (1,713) (2,568) (3,507) (3,733) (4,247) (4,866) (5,397)

% of Revenue 32.7% 46.1% 50.3% 47.3% 45.1% 44.5% 42.2%

Operating Income 2,044 851 492 1,025 1,321 1,509 1,867

% Margin 39.0% 15.3% 7.1% 13.0% 14.0% 13.8% 14.6%

Net Income 1,593 614 164 605 721 763 928

% Margin 30.4% 11.0% 2.4% 7.7% 7.7% 7.0% 7.3%

% Growth 29.6% (61.4%) (73.3%) 268.5% 19.2% 5.8% 21.6%

Source: Company SEC filings and Company management

Strictly Private & Confidential

Valuation Analysis

Selected Public Trading Comparables Analysis

- Selected comparables for Shanda are drawn from two main Internet categories
  - China Internet platform and gaming companies with large gaming businesses that comprise a significant portion of the overall business
  - Pure play online gaming operators in China
- Although the comparables have varying growth and margin profiles, all comparables derive a significant majority of their revenue, if not all of their revenue, from China

	Share Price (Local Currency)	Market Value (US$ mm)	Implied Enterprise Value[1] (US$ mm)	P/E			P/E Ex Cash			PEG[2]	
				2011E	2012E	2013E	2011E	2012E	2013E	2012E	2013E
Chinese Internet Platform and Gaming											
Tencent	150.20[4]	35,669	32,287	21.7x	17.1x	13.7x	19.6x	15.5x	12.4x	0.7x	0.5x
Netease	46.03	6,061	4,301	12.2	10.8	9.5	8.6	7.6	6.8	0.7	0.6
Sohu	52.54	2,038	1,515	10.6	9.1	7.8	7.2[6]	6.1[6]	5.3[6]	0.5	0.4
			Max	21.7x	17.1x	13.7x	19.6x	15.5x	12.4x	0.7x	0.6x
			Average	14.8	12.3	10.3	11.8	9.8	8.1	0.6	0.5
			Median	12.2	10.8	9.5	8.6	7.6	6.8	0.7	0.5
			Min	10.6	9.1	7.8	7.2	6.1	5.3	0.5	0.4
Chinese Gaming											
Changyou	23.58	1,305	879	5.7x	4.9x	4.4x	3.9x	3.3x	3.0x	0.3x	0.3x
Giant Interactive	3.96	946	631	6.4	5.3	4.8	4.3	3.6	3.2	0.4	0.4
Perfect World	12.44	626	247	3.9	3.7	3.5	1.5	1.5	1.4	0.3	0.2
NetDragon	4.30	301	99	13.3	9.0	7.2	4.4	3.0	2.4	nm	nm
The9 Limited	4.60[4]	116	(92)	nm	nm	na	na	na	na	nm	nm
			Max	13.3x	9.0x	7.2x	4.4x	3.6x	3.2x	0.4x	0.4x
			Average	7.3	5.7	5.0	3.5	2.8	2.5	0.3	0.3
			Median	6.1	5.1	4.6	4.1	3.1	2.7	0.3	0.3
			Min	3.9	3.7	3.5	1.5	1.5	1.4	0.3	0.2
Shanda[4]	**39.40**	**2,151**	**1,356**	**83.3**	**22.6**	**19.0**	**44.0[6]**	**11.9[6]**	**10.0[6]**	**1.5**	**1.2**
Shanda Pre-Offer[5]	**33.48**	**1,826**	**1,031**	**70.7**	**19.2**	**16.1**	**31.4[6]**	**8.5[6]**	**7.2[6]**	**1.3**	**1.1**

Source: Factset, Bloomberg, broker research, Company SEC filings, and Company management. Market data as of November 18, 2011. Trading multiples calculated based on Factset consensus from Wall Street research estimates except for Shanda

Note: "na" refers to not available, "nm" refers to not meaningful. Share price for each company displayed in local currency

(1) Implied Enterprise Value = Market Capitalization + Total Debt + Minority Interests + Preferred Shares - Cash & Cash Equivalents

(2) Calculated as Market Capitalization less net cash divided by the net income of the Company

(3) Based on FactSet long term EPS Growth

(4) Share price shown in Hong Kong dollars

(5) Balance sheet and projected estimates provided by Company management

(6) Sohu net cash balance adjusted for c.69% proportionate ownership stake in Changyou and Shanda net cash balance adjusted for c.72% ownership stake in Shanda Games and c.66% ownership stake in Ku6 Media and excluding each minority stake

Strictly Private & Confidential

9

Bank of America Merrill Lynch

Valuation Analysis

Selected Public Trading Comparables Analysis (Cont'd)

	Growth						Margin					
	Revenue		EBITDA		Net Income		EBITDA			Net Income		
	2012E	2013E	2012E	2013E	2012E	2013E	2011E	2012E	2013E	2011E	2012E	2013E
Chinese Internet Platform and Gaming												
Tencent	31.0%	26.1%	28.9%	26.5%	26.5%	26.9%	47.2%	46.5%	46.6%	36.6%	35.3%	35.6%
Netease	17.2%	13.7%	15.2%	15.3%	14.4%	14.8%	50.1%	49.2%	49.9%	44.2%	43.1%	43.5%
Sohu	24.3%	18.7%	22.1%	19.0%	18.5%	19.1%	37.4%	36.8%	36.9%	21.7%	20.7%	20.8%
Average	**24.2%**	**19.5%**	**22.1%**	**20.3%**	**19.8%**	**20.3%**	**44.9%**	**44.2%**	**44.5%**	**34.1%**	**33.0%**	**33.3%**
Chinese Gaming												
Changyou	20.5%	12.9%	15.9%	15.2%	16.3%	12.3%	59.5%	57.2%	58.4%	49.2%	47.5%	47.2%
Giant Interactive	19.3%	11.1%	13.4%	12.3%	24.0%	13.3%	63.7%	60.6%	61.3%	49.0%	51.0%	52.0%
Perfect World	10.0%	13.7%	5.6%	15.2%	1.2%	9.3%	39.0%	37.4%	37.9%	34.2%	31.5%	30.2%
NetDragon	31.8%	17.1%	33.3%	14.2%	45.9%	26.2%	36.5%	37.0%	36.1%	20.1%	22.2%	23.9%
The9 Limited	49.2%	na	nm	na	nm	na	nm	nm	na	nm	nm	na
Average	**26.2%**	**13.7%**	**17.1%**	**14.3%**	**21.9%**	**15.3%**	**49.7%**	**48.1%**	**48.4%**	**38.1%**	**38.0%**	**38.3%**
Shanda Interactive (1)	13.2%	19.3%	nm(2)	21.7%	nm(2)	19.2%	15.6%	20.9%	21.3%	2.4%	7.7%	7.7%

Source: Factset as of November 18, 2011, Company management
Note: "na" refers to not available, "nm" refers to not meaningful
(1) Shanda projections provided by Company management
(2) Company management anticipates approximately RMB 500 million in impairment charges for 2011. Adjusting for these charges, PF 2012E EBITDA and Net Income growth will be 3.8% and (8.9%), respectively.

Strictly Private & Confidential

10

Bank of America Merrill Lynch

Valuation Analysis
Discounted Cash Flow Analysis

Amounts in RMB mm except per share figures	2011E	2012E	2013E	2014E	2015E	Steady State [1]
Consolidated Revenue	6,968	7,887	9,409	10,942	12,781	13,420
Consolidated EBITDA	1,089	1,649	2,007	2,241	2,686	2,810
EBITDA margin	*15.6%*	*20.9%*	*21.3%*	*20.5%*	*21.0%*	*20.9%*
Less: Depreciation & Amortization	(597)	(624)	(686)	(732)	(819)	(504)
Consolidated EBIT	492	1,025	1,321	1,509	1,867	2,305
Less: Tax		(353)	(458)	(544)	(664)	(811)
Effective Tax Rate [2]		*34.4%*	*34.7%*	*36.1%*	*35.6%*	*35.2%*
Consolidated NOPAT		672	863	965	1,203	1,494
Plus: Depreciation & Amortization		624	686	732	819	504
Less: (Increase) / Decrease in NWC		(145)	(191)	(168)	(237)	(268)
Less: Capital Expenditures		(348)	(378)	(377)	(403)	(504)
Consolidated Free Cash Flow		803	979	1,151	1,383	1,226
Free Cash Flow Attributable to Shanda Shareholders [3]		504	603	681	828	746
% Growth			*19.8%*	*13.0%*	*21.6%*	*(10.0%)*

Discounted Cash Flow (Growth Based Terminal Value)

A + B = C

Discount Rate [4]	A: Discounted Cash Flows 2012-2015	B: PV of Terminal Value as a Terminal Growth Rate 4.5%	B: 5.0%	B: 5.5%	C: Implied Enterprise Value 4.5%	C: 5.0%	C: 5.5%
16.0%	1,776	3,581	3,744	3,923	5,358	5,520	5,699
16.5%	1,757	3,374	3,520	3,680	5,131	5,277	5,437
17.0%	1,738	3,184	3,316	3,461	4,922	5,055	5,199

- D = E

Discount Rate [4]	D: Net Debt/(Cash) [5] Q3 2011	E: Implied Equity Value 4.5%	E: 5.0%	E: 5.5%	F: Implied Share Price (RMB) [6] 4.5%	F: 5.0%	F: 5.5%	G: Implied ADS Price (US$) [6] 4.5%	G: 5.0%	G: 5.5%
16.0%	(6,452)	11,810	11,972	12,151	108.12	109.61	111.24	34.03	34.50	35.01
16.5%	(6,452)	11,583	11,729	11,889	106.04	107.38	108.85	33.37	33.80	34.26
17.0%	(6,452)	11,374	11,507	11,651	104.13	105.34	106.66	32.77	33.15	33.57

Source: Company management

Note: Assumes valuation date as of December 31, 2011. DCF uses end of year convention. USD/RMB exchange rate of 6.35 assumed for ADS price calculation

(1) *Steady state assumptions per Company management guidance include: revenue growth of 5.0% from 2015E, EBITDA margin calculated as average of preceding 4 years, change in net working capital calculated as 2% of revenue, capital expenditures as percentage of revenue calculated as average of preceding 4 years and depreciation & amortization trending towards annual capital expenditures*

(2) *Tax rate based on Company management's estimation of implied tax rates*

(3) *Calculated by applying the following ratio to consolidated free cash flow: (consolidated net income)/ (consolidated net income + minority interest)*

(4) *For detailed discount rate assumptions, please refer to Appendix: "Weighted Average Cost of Capital"*

(5) *Net Debt = Shanda's share of consolidated debt (RMB1,137 mm) minus Shanda's share of consolidated cash and cash equivalents (RMB7,826 mm), as of September 30, 2011; data provided by Company management. Cash balance pro forma for cash spent on share repurchases since September 30, 2011; data provided by Company management*

(6) *Share price calculated based on fully diluted ordinary share count of 109.2 mm. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method*

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11

Bank of America Merrill Lynch

Valuation Analysis

Illustrative Discounted Cash Flow Sensitivity Analysis

Base Case Changes Considered

Value Driver (1) Impact on DCF Value Assumptions Annually

Mid-point Implied Price per ADS: US$33.80(2)

Revenue Growth (0.87) 0.93

(2012–2015) 13.2% – 19.3% –/+ 3.0% US$32.92 US$34.72

EBIT Margin (2.07) 2.07

13.0% – 14.6% –/+ 2.0% US$31.73 US$35.86 (2012–2015)

Capex as % of Revenue

3.1% – 4.4% +/– 1.0% US$32.59 (1.20) 1.20 US$35.00 (2012–2015)

(3.00) (2.00) (1.00) 0.00 1.00 2.00 3.00

Change in Price per ADS (US$)

Result of Decrease to Value Driver Result of Increase to Value Driver

Source: Company management

Note: Assumes valuation date as of December 31, 2011. DCF uses end of year convention. USD/RMB exchange rate of 6.35 assumed for implied ADS price calculation (1) Base case range represents the low and high in the years from 2012—2015

(2) Based on WACC assumption of 16.5% and terminal growth rate of 5.0%. For detailed discount rate assumptions, please refer to Appendix: “Weighted Average Cost of Capital”. Implied ADS price calculated based on fully diluted ordinary share count of 109.2mm. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

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Valuation Analysis

Selected Precedent Going-Private Transaction Premiums Analysis

??In the past 5 years, several US-listed companies have been taken private in comparable going-private transactions

??The premiums paid over trading price at announcement in the selected precedent transactions have been in the 20%-30% range

??The Buyer Group’s offer for Shanda represented a 1-day, 1-week and 1-month premium of 23.5%, 27.7% and 16.7%, respectively

Selected Completed Going-Private Transactions since January 1, 2006 with US-Listed Targets

Date Deal Value (1) Acquiror Initial Final Offer Premium Prior to Announcement Announced Acquiror Target (US$ mm) Ownership (%) 1 Day (%) 1 Week (%) 1 Month (%) Chinese U.S. Listed Companies

25-Mar-11 PAG Asia Capital; Funtalk China Holdings Ltd 443 77.1 17.1 25.7 43.8 Existing Management

11-Nov-10 Existing Management Chemspec International Ltd 297 55.0 28.2 22.2 30.7

8-Apr-10 Hanmax Investment Ltd; Tongjitang Chinese Medicines Co 117 60.2 19.0 20.9 21.6 Shanghai Fosun Pharmaceutical

Mean 21.4% 22.9% 32.0% Median 19.0% 22.2% 30.7% Non-Chinese U.S. Listed Companies

23-Feb-11 Enterprise Products Partners LP Duncan Energy Partners LP 2,532 58.5 34.6 34.7 36.5

22-Feb-11 Johnson & Johnson Crucell NV 2,903 95.2 0.4 0.6 1.5

6-Dec-10 Sun Pharmaceutical Industries Ltd Caraco Pharmaceutical Laboratories Ltd 211 75.8 16.7 12.2 13.6

1-Nov-10 CNA Financial Corp CNA Surety Corp 1,219 61.0 37.9 37.7 46.9

26-Apr-10 SembCorp Industries Ltd; Cascal NV 208 92.3 (11.2) (7.4) 0.0 SembCorp Utilities

3-Nov-09 Private Investor (Tilman J Fertitta) Landry’s Restaurants Inc 397 60.4 95.2 85.2 104.3

29-Jul-09 Overseas Shipholding Group Inc OSG America LP 308 77.1 41.4 56.5 51.9

19-May-09 Perdigao SA Sadia SA 1,587 51.0 7.0 3.6 42.8

23-Mar-09 Cox Enterprises Inc Cox Radio Inc 382 78.4 45.5 47.7 (5.1)

2-Dec-08 Icahn Enterprises LP Federal-Mogul Corp 471 75.0 0.0 (9.8) 4.1

31-Jul-08 Existing Management Zones Inc 102 54.0 28.7 (6.7) (10.6)

4-Apr-08 Morguard Corp Revenue Properties Co Ltd 128 72.6 0.9 10.6 4.4

23-Oct-07 Macquarie Infrastructure Partners; Waste Industries USA Inc 536 51.0 33.5 40.9 32.8 Goldman Sachs & Co

17-Jul-07 Alfa Mutual Insurance Co Alfa Corp 1,794 54.8 44.7 44.9 29.8

25-Jun-07 Oplink Communications Inc Optical Communication Products Inc 188 58.1 5.1 4.4 11.5

23-Feb-07 American Financial Group Inc Great American Financial Resources Inc 1,164 80.8 13.0 14.8 12.5

24-Jan-07 American International Group Inc—AIG 21st Century Insurance Group 1,934 60.8 4.8 4.8 5.0

6-Nov-06 Renova Media Enterprises Ltd Moscow CableCom Corp 405 61.7 29.1 25.9 46.3

9-Oct-06 VNU NV NetRatings Inc 828 60.5 44.1 45.0 45.1

17-Mar-06 Management Group (General William Lyon) William Lyon Homes Inc 943 74.5 44.0 50.5 27.0

Mean 25.8% 24.8% 25.0% Median 28.9% 20.3% 20.3%

17-Oct-11 Buyer Group Shanda Interactive Entertainment Ltd. 2,258(2) 69.2% 23.5% 27.7% 16.7%

In the past 5 years, selected comparable going-private transactions have been completed at a premium level of 20%-30%

Source: Dealogic, Bloomberg

Note: Represents 100% acquisitions with “grossed up” deal value (i.e. inclusive of acquiror stake) between US$100 mm and US$3 bn in which the acquiror’s initial stake was above 50% (1) Represents “grossed up” deal value

(2) Based on fully diluted ordinary share count of 109.2 mm per Company management. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

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Valuation Analysis

Selected Precedent Going-Private Transaction Premiums Analysis (Cont’d)

1-Day Premium 1-Week Premium 1-Month Premium

>40% 26.1% >40% 30.4% >40% 30.4%

30%-40% 13.0% 30%-40% 8.7% 30%-40% 13.0% 20%-30% 13.0% 20%-30% 17.4% 20%-30% 13.0% 10%-20% 17.4% 10%-20% 13.0% 10%-20% 13.0%

<10% 30.4% <10% 30.4% <10% 30.4%

% of Deals (1) % of Deals (1) % of Deals (1)

Mean: 25.2% Median: 28.2% Buyer Group’s Offer(2): 23.5%

Mean: 24.6% Median: 22.2% Buyer Group’s Offer(2): 27.7%

Mean: 25.9% Median: 27.0% Buyer Group’s Offer(2): 16.7%

Buyer Group’s offer premium is generally in line with average premiums paid in selected precedent US going-private transactions

Source: Dealogic, Bloomberg, Company management

(1) Based on 23 selected acquisitions since January 2006 with “grossed up” deal value between US$100 mm and US$3 bn involving US-listed companies in which the acquiror’s initial stake was above 50%

(2) Based on fully diluted ordinary share count of 109.2 mm per Company management. Share count data provided by Company management as of November 7, 2011: 108,335,894 ordinary shares and 18,475,036 options. Options have been treated on an as-converted basis using Treasury Stock Method

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Valuation Analysis

Summary of Broker Research Perspectives

Pre-Announcement of the Buyer Group Offer

Target Price Broker Date Rating Value (US$) Time Frame

BNP Paribas 09/19/11 Not Rated NA NM JP Morgan 08/31/11 Overweight 50.00 Dec. 2011 Roth Capital 08/31/11 Sell 28.00 12 months Morgan Stanley 08/31/11 Equal Weight 35.70 (1) 12-18 months Think Equity 08/31/11 Hold 38.00 NA Deutsche Bank 08/31/11 Hold 35.10 NA RBS 08/31/11 Hold 35.70 Aug. 2012 Oppenheimer 06/03/11 Outperform 48.00 12-18 months Nomura 06/02/11 Neutral 47.00 12 months HSBC 06/02/11 Underweight 41.00 12 months

Average $39.83

Post-Announcement of the Buyer Group Offer

Target Price Broker Date Rating Value (US$) Time Frame

Nomura 10/18/11 Neutral $47.00 12 months Roth Capital 10/17/11 Neutral 41.00 NM Oppenheimer 10/17/11 Not Rated NA 12-18 months Morgan Stanley 10/17/11 Equal Weight 35.70(1) 12-18 months Deutsche Bank 10/17/11 Hold 35.10 NA JP Morgan 10/17/11 NA NA NA

Average $39.70

Source: Wall Street equity research

Note: “na” refers to not available, “nm” refers to not meaningful

(1)	Represents price target per base case estimates from Morgan Stanley research

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Appendix

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Appendix

Comparison of Management Projections vs. Research Analyst Consensus

Research Analyst Consensus Management Forecast

(US$ mm) 2011E 2012E 2013E 2014E 2015E 2011E 2012E 2013E 2014E 2015E Revenue 1,092 1,280 1,515 1,984 2,310 1,096 1,241 1,481 1,722 2,011 EBITDA 174 229 283 386 440 171 260 316 353 423

EBITDA Margin 15.9% 17.9% 18.7% 19.5% 19.0% 15.6% 20.9% 21.3% 20.5% 21.0%

EBIT 96 146 186 238 286 77 161 208 237 294

EBIT Margin 8.8% 11.4% 12.3% 12.0% 12.4% 7.1% 13.0% 14.0% 13.8% 14.6%

Net Income 46 81 110 157 194 26 95 113 120 146

Net Margin 4.2% 6.3% 7.3% 7.9% 8.4% 2.4% 7.7% 7.7% 7.0% 7.3%

Source: Company management and FactSet as of November 18, 2011 Note: Assumes USD/RMB exchange rate of 6.35

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Appendix

Weighted Average Cost of Capital

Comparable Levered Marginal Total Debt Net Debt Market cap Total Debt to Unlevered Companies Beta (1) Tax Rate (US$ mm) (US$ mm) (US$ mm) Equity Beta (2)

Tencent Holdings Ltd. 1.12 25.0% 1,202 (3,382) 35,669 3.4% 1.09 Sohu.com Inc. 1.34 25.0% 286 (522) 2,038 14.0% 1.21 Changyou.com Ltd. 1.16 25.0% 56 (425) 1,305 4.3% 1.12 Giant interactive Group Inc. 0.72 25.0% 0 (316) 946 0.0% 0.72 Netease.com Inc. 0.95 25.0% 5 (1,760) 6,061 0.1% 0.94 Perfect World Co. Ltd. 1.23 25.0% 18 (379) 626 2.9% 1.20 The9 Ltd. 1.05 25.0% 1 (208) 116 0.5% 1.05 NetDragon Websoft Inc. 0.81 25.0% 0 (202) 301 0.0% 0.81

Selected Average 1.05 25.0% 3.1% 1.02

Certain Macroeconomic Target Target Levered Cost of Equity (5)

Assumptions Debt / EV Debt / Equity 0.82 0.92 1.02(6) 1.12 1.22

Historical Risk Free Rate (3) 20.0% 25.0%

3.6% 16.1% 17.6% 19.2% 20.7% 22.2% Historical Risk Premium (4) 12.8% 10.0% 11.1% 15.0% 16.4% 17.8% 19.2% 20.6% Estimated Market Return 16.5%—- 14.1% 15.4% 16.7% 18.0% 19.3% Estimated Cost of Debt NA

Marginal Tax Rate 25.0% Target WACC (7)

Debt / EV Debt / Equity 0.82 0.92 1.02 1.12 1.22 20.0% 25.0% 14.4% 15.6% 16.8% 18.1% 19.3% 10.0% 11.1% 14.3% 15.5% 16.8% 18.0% 19.3%

— 14.1% 15.4% 16.7% 18.0% 19.3%

Source: FactSet, Bloomberg, SEC filings Note: Market data as of November 18, 2011 (1) Source: Bloomberg (5-year adjusted beta)

(2) Unlevered Beta = (Levered Beta / (1 + ((1—Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero (3) Source: Bloomberg China risk free rate, based on China 10-year government bond yield (4) Source: Bloomberg China market risk premium (5) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)) (6) Based on average of unlevered beta for the comparable set shown

(7) WACC = ((Net Debt / Capitalization * (Cost of Debt * (1—Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity))

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